Citigroup Inc.	August 26, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0150 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
h
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023
▪
These securities offer a quarterly coupon payment on terms that are potentially more favorable than we would pay on conventional debt securities of the same maturity. In exchange for these potentially more favorable coupon terms, you will be exposed to the risk that your actual yield on the securities may be negative because you may receive significantly less than the stated principal amount of your securities at maturity. This risk will depend on the performance of the S&P 500® Index (the “index”). If the index depreciates by more than 50.00% from its initial index level to its final index level, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level. The securities provide downside exposure, but no upside exposure, to the index.

▪
The securities will pay a coupon at a fixed rate for the first 3 years and at a floating rate linked to 3-month U.S. dollar LIBOR for the remaining 7 years of their term. Accordingly, in addition to risks associated with the index, investors in the securities must be willing to accept the risk that 3-month U.S. dollar LIBOR during the final 7 years of the term of the securities will remain low or decline from current levels.

▪
The securities are for investors who are willing to risk their principal through an index-linked investment, but without the opportunity to participate in any appreciation of the index, in exchange for coupon payments at a fixed rate for the first 3 years and at a floating rate for the remaining 7 years of their term.

▪
The securities are unsecured senior debt securities issued by Citigroup Inc. Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$2,371,000
Stated principal amount:	$1,000 per security
Pricing date:	August 26, 2013
Issue date:	August 29, 2013
Valuation date:	August 24, 2023, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	August 29, 2023
Coupon rate per annum:	▪	From and including the issue date to but excluding August 29, 2016: a fixed rate equal to 3.00% per annum
	▪	From and including August 29, 2016 to but excluding the maturity date: a floating rate equal to 3-month U.S. dollar LIBOR (determined for each coupon period on the second London business day prior to the first day of that coupon period) plus a spread of 2.05%
Day count convention:	30/360 Unadjusted
Coupon period:
The three-month period from and including the issue date to but excluding the first coupon payment date, and each successive three-month period from and including a coupon payment date to but excluding the next coupon payment date

Coupon payment dates:	Quarterly on the last day of each February and the 29th day of each May, August and November, commencing November 29, 2013 and ending on the maturity date
Payment at maturity:
For each $1,000 stated principal amount security you hold at maturity, the final coupon payment plus:
▪ If the final index level is greater than or equal to the trigger level:
$1,000
▪ If the final index level is less than the trigger level:
$1,000 × the index performance factor
If the final index level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $500 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	1,656.78 (the closing level of the index on the pricing date)
Final index level:	The closing level of the index on the valuation date
Trigger level:	828.39 (50% of the initial index level)
Index performance factor:	The final index level divided by the initial index level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	1730T0US6 / US1730T0US67
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(2) (3)	Proceeds to issuer(3)
Per security:	$1,000	$35	$965
Total:	$2,371,000	$81,025	$2,289,975
(1) On the date of this pricing supplement, the estimated value of the securities is $922.30 per security. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing securities in fee-based advisory accounts will be $965.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $967.50, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.
(3) The underwriting fee is variable but will not exceed $35.00 per security. The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee. The total underwriting fee and proceeds to issuer above give effect to the actual amount of this variable underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, in connection with your investment.
Product Supplement No. EA-02-02 dated December 27, 2012       Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity (excluding the final coupon payment) for a range of hypothetical percentage changes from the initial index level to the final index level.

Fixed to Float Trigger Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the trigger level and, if less, how much less. The examples below are based on the initial index level of 1,656.78 and the trigger level of 828.39. For ease of analysis, the figures below have been rounded and the hypothetical payments at maturity per security in the following examples do not include the final coupon payment.

Example 1—Par Scenario A. The hypothetical final index level is 2,070.98 (a 25.00% increase from the initial index level), which is greater than the trigger level.

Payment at maturity per security = $1,000

Because the hypothetical final index level is greater than the trigger level, you would be repaid the stated principal amount of your securities at maturity. However, you would not participate in the appreciation of the index.

August 2013	PS-2

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

Example 2—Par Scenario B. The hypothetical final index level is 1,159.75 (a 30.00% decrease from the initial index level), which is greater than the trigger level.

Payment at maturity per security = $1,000

Although the hypothetical final index level is less than the initial index level in this scenario, it is greater than the trigger level. Accordingly, you would be repaid the stated principal amount of your securities at maturity.

Example 3—Downside Scenario. The hypothetical final index level is 497.03 (a 70.00% decrease from the initial index level), which is less than the trigger level.

Payment at maturity per security	=	$1,000 × the index performance factor

	=	$1,000 × 30.00%

	=	$300

Because the hypothetical final index level is less than the trigger level in this scenario, your payment at maturity would reflect 1-to-1 exposure to the negative performance of the index, with no buffer.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. This amount will be at least 50% less than the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪
The coupon payments on the securities will vary after the first 3 years based on 3-month U.S. dollar LIBOR. After the first 3 years, the coupon payment you receive during each quarterly coupon period will be at a per annum rate equal to 3-month U.S. dollar LIBOR (determined on the second London business day prior to the first day of that coupon period) plus a spread of 2.05%. Accordingly, your coupon payments after the first 3 years will be subject to risks associated with 3-month U.S. dollar LIBOR. If 3-month U.S. dollar LIBOR does not rise significantly from current levels, the coupon payments you receive after the first 3 years of the term of the securities will be less than the coupon payments you receive during the first 3 years.

▪
You may not be adequately compensated for assuming downside exposure to the index. The coupon payments on the securities are the compensation you receive for assuming the downside risks of the index, as well as all the other risks of the securities. That compensation is effectively “at risk” in several ways and may, therefore, be less than you currently anticipate. First, the coupon rate floats after the first 3 years of the term of the securities. If 3-month U.S. dollar LIBOR generally turns out to be lower during the final 7 years of the term of the securities than you currently anticipate, you will receive less compensation than you currently anticipate for assuming the downside risks of the index. Second, the coupon payments are the compensation you receive not only for the downside risks of the index, but also for all of the other risks of the securities, including interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risks of the index. For example, if market interest rates rise or our creditworthiness declines, the value of the coupon payments to you during the first 3 years may be less than you currently anticipate, even though the coupon rate for those 3 years is fixed. This may be the case because the securities may pay a lower coupon than you could achieve during that time on a conventional debt security of comparable maturity issued by an issuer whose creditworthiness is comparable to or better than ours at that time. To take another example, if our creditworthiness declines after the first 3 years, the spread over LIBOR that the securities pay at that time may not adequately compensate you for our increased credit risk in addition to the downside risks of the index.

▪
The securities offer downside exposure, but no upside exposure, to the index. You will not participate in any appreciation in the level of the index over the term of the securities. Consequently, your return on the securities will be limited to the coupon payments you receive and may be significantly less than the return on the index over the term of the securities.

August 2013	PS-3

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

▪
The trigger feature of the securities exposes you to particular risks. If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. Unlike securities with a non-contingent buffer feature, the securities offer no protection at all if the index depreciates by more than 50.00% from the initial index level to the final index level. As a result, you may lose a significant portion of your investment in the securities.

▪
The yield on the securities may be lower than the yield on a standard debt security of comparable maturity. During the first three years of the term of the securities, the securities will pay a coupon at a fixed rate of 3.00% per annum. After the first three years, the securities will pay a floating rate equal to 3-month U.S. dollar LIBOR (determined for each coupon period on the second London business day prior to the first day of that coupon period) plus a spread of 2.05%. As a result, the effective yield on your securities may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Inc. of comparable maturity.

▪
Your payment at maturity depends on the closing level of the index on a single day. Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level of the index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (1) the selling concessions paid in connection with the offering of the securities, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (3) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the index and 3-month U.S. dollar LIBOR forward rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon rate that we will pay to investors in the securities.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were

August 2013	PS-4

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index, market expectations of 3-month U.S. dollar LIBOR in the future and a number of other factors including: dividend yields on the stocks included in the index, interest and yield rates generally, time remaining to maturity of the securities, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the creditworthiness of Citigroup Inc., as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪
Our offering of the securities is not a recommendation of 3-month U.S. dollar LIBOR or the index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to 3-month U.S. dollar LIBOR or the index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to 3-month U.S. dollar LIBOR or the index or the stocks that constitute the index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to 3-month U.S. dollar LIBOR or the index. These and other activities of our affiliates may affect the level of 3-month U.S. dollar LIBOR or the index in a way that has a negative impact on your interests as a holder of the securities.

▪
3-month U.S. dollar LIBOR and the manner in which it is calculated may change in the future. The method by which 3-month U.S. dollar LIBOR is calculated may change in the future, as a result of governmental actions, actions by the publisher of 3-month U.S. dollar LIBOR or otherwise. We cannot predict whether the method by which 3-month U.S. dollar LIBOR is calculated will change or what the impact of any such change might be. Any such change could affect the level of 3-month U.S. dollar LIBOR in a way that has a significant adverse effect on the securities.

▪
The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who likely take positions directly in the stocks that constitute the index or in instruments related to the index. Our affiliates also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, the discontinuance of the index or the unavailability of 3-month U.S. dollar LIBOR, CGMI, as calculation agent, may be required to make discretionary judgments that could significantly affect your payments on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the index may affect the value of your securities. S&P Dow Jones Indices LLC (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

▪	You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index.

▪
The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described herein. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a

August 2013	PS-5

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

As described in this pricing supplement under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For any relevant date, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters page “LIBOR01” (or any successor page as determined by the calculation agent) as of 11:00 am (London time) on that date.

If a rate for 3-month U.S. dollar LIBOR is not published on Reuters page “LIBOR01” (or any successor page as determined by the calculation agent) on any day on which the rate for 3-month U.S. dollar LIBOR is required, then the calculation agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of three months as of 11:00 am (London time) on such day. If at least two such quotations are so provided, the rate for 3-month U.S. dollar LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the calculation agent will request each of three major banks in New York City to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of three months as of approximately 11:00 am (New York City time) on such day. If at least two such rates are so provided, the rate for 3-month U.S. dollar LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for 3-month U.S. dollar LIBOR will be 3-month U.S. dollar LIBOR in effect as of 11:00 am (New York City time) on the immediately preceding London business day.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

August 2013	PS-6

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

Historical Information

The rate for 3-month U.S. dollar LIBOR for August 23, 2013 was 0.26210%.

The following graph shows the published daily rate for 3-month U.S. dollar LIBOR in the period from January 2, 2008 through August 26, 2013. The past performance of 3-month U.S. dollar LIBOR is not indicative of its future performance. From and including August 29, 2016 to but excluding the maturity date, changes in 3-month U.S. dollar LIBOR will affect the coupon payments on the securities, but it is impossible to predict whether 3-month U.S. dollar LIBOR will rise or fall.

Historical 3-month U.S. Dollar LIBOR January 2, 2008 to August 26, 2013

Information about the Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Information

The closing level of the index on August 26, 2013 was 1,656.78.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to August 26, 2013. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the index as an indication of future performance.

August 2013	PS-7

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

S&P 500® Index – Historical Closing Levels January 2, 2008 to August 26, 2013

United States Federal Tax Considerations

Prospective investors should note that the discussions under the sections called “United States Federal Tax Considerations” in the accompanying prospectus supplement and the accompanying product supplement do not apply to the securities issued under this pricing supplement and are superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies only to an initial holder of a security that purchases the security for cash at its stated principal amount and holds the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;
•	investors holding the securities as part of a “straddle,” conversion transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; and
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of securities.

August 2013	PS-8

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

As the law applicable to the U.S. federal taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare Contribution Tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by the holder with respect to the Index, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment will be attributable to interest on the Deposit; and

•
the remainder will represent option premium attributable to the holder’s grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments. Based on current market conditions, we intend to treat the Deposit as a “variable rate debt instrument” that provides for a single fixed rate followed by a qualified floating rate and that does not have “original issue discount,” and the following discussion is based on this treatment. Interest on the Deposit will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. If, however, the terms of the Deposit cause it to instead be treated as a “contingent payment debt instrument,” the timing and character of income recognized on the Deposit could differ significantly. You should consult your tax adviser concerning this possibility.

The Put Premium will not be taken into account until maturity, sale or exchange of the securities. We will treat 80.06% of each coupon payment as interest on the Deposit and 19.94% as Put Premium for each security. This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

Sale or Exchange Prior to Maturity. Upon a sale or exchange of a security prior to maturity, a U.S. Holder should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. Except with respect to amounts attributable to accrued interest on the Deposit, which will be treated as such, a U.S. Holder will recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (the “Deposit Value”) and (ii) the U.S. Holder’s basis in the Deposit (i.e., the stated principal amount of the security). Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year, and short-term capital gain or loss otherwise.

August 2013	PS-9

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

Any difference between the amount realized on the sale or exchange and the Deposit Value will be apportioned to the Put Option. If the Deposit Value exceeds the amount realized upon the sale or exchange of a security, a U.S. Holder will be treated as having made a payment equal to such excess in exchange for the purchaser’s assumption of the Put Option. The U.S. Holder will recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium previously received by the U.S. Holder, decreased by the amount deemed to be paid by the U.S. Holder, or increased by the amount deemed to be paid to the U.S. Holder, in exchange for the purchaser’s assumption of the Put Option. This gain or loss will be short-term capital gain or loss.

Tax Treatment at Maturity. The coupon payment received at maturity will be treated as described above under “Coupon Payments.”

At maturity, if a U.S. Holder receives the stated principal amount (without taking into account the final coupon payment of the security), the Put Option will be deemed to have expired unexercised, in which case a U.S. Holder will recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received at maturity.

At maturity, if a U.S. Holder receives an amount (without taking into account the final coupon payment) that is different from the stated principal amount of the security, the Put Option will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, the U.S. Holder will recognize gain or loss with respect to the Put Option in an amount equal to the difference between (i) the total Put Premium received (including the Put Premium received at maturity) and the cash the U.S. Holder receives at maturity, excluding the final coupon payment, and (ii) the Deposit. This gain or loss will be short-term capital gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated in their entirety as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the securities the U.S. Holder would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income. It is also possible that the entire coupon on the securities could be treated as income to a U.S. Holder at the time received or accrued.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Moreover, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder.

U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States. Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities.

Under the tax treatment described above under “—Tax Treatment of the Securities,” a Non-U.S. Holder of the securities generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with the

August 2013	PS-10

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder provides an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders, in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that, in light of further guidance, we may determine that we are required to withhold at a rate of 30% on coupon payments on the securities. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Payments on the securities and amounts received on the sale, exchange or retirement of the securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. A Non-U.S. Holder that provides an appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

Prospective investors in the securities should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $35.00 for each $1,000 stated principal amount security sold in this offering.  The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph.  Morgan Stanley Smith Barney LLC and its financial advisors will collectively receive from CGMI a fixed selling concession of $35 for each security they sell.  CGMI will pay certain selected dealers a variable selling concession of up to $35.00 for each security they sell to accounts other than fee-based advisory accounts.  CGMI will pay certain selected dealers, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each security they sell to fee-based advisory accounts.  CGMI will pay the registered representatives of CGMI a fixed sales commission of $35.00 for each security they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

August 2013	PS-11

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to

August 2013	PS-12

Citigroup Inc.
Fixed to Float Trigger Securities Based on the S&P 500® Index Due August 29, 2023

the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2013	PS-13